Exhibit 99.2

Gesher I Acquisition Corp. Announces Closing of $100,000,000 Initial Public Offering

TEL AVIV, ISRAEL, October 14, 2021—(BUSINESS WIRE)—Gesher I Acquisition Corp. (the “Company”) announced today that it closed its initial public offering of 10,000,000 units at $10.00 per unit. The units were listed on the Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “GIACU” on October 12, 2021. Each unit consists of one ordinary share and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “GIAC” and “GIACW,” respectively.

The Company also entered into contingent forward purchase agreements to sell up to an additional 4,500,000 units at a price of $10.00 per forward purchase unit, in a private placement to close immediately prior to, or simultaneously with, the closing of its initial business combination.

Sponsored by principals at Varana Capital, High House Investments and Newtyn Management, Gesher I Acquisition Corp. is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to initially focus on target businesses located in Israel, particularly those conducting business internationally in Asia, Europe or North America. The Company is led by Ezra Gardner, Chief Executive Officer and Director, Omri Cherni, Chief Operating Officer and Director, and Chris Coward, Chief Financial Officer.

EarlyBirdCapital, Inc. acted as the sole book-running manager for the offering. I-Bankers Securities, Inc. and Ingalls & Snyder, LLC acted as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ezra Gardner, CEO

(212) 993-1560